Exhibit 23.5

We consent to the reference to our firm under the caption “Experts” and to the use of our report, dated April 1, 2013, on the consolidated financial statements of Summit Financial Services Group, Inc, and Subsidiaries as of and for the years ended December 31, 2012 and 2011 in the Registration Statement and Prospectus on Form S-1 of RCS Capital Corporation dated February 12, 2014.

/s/ Moore Stephens Lovelace, P.A.

Orlando, Florida

February 12, 2014